Exhibit 99.3

Vistas Media Acquisition Company Inc. Announces Closing of $100,000,000 Initial Public Offering

August 11, 2020

NEW YORK--(BUSINESS WIRE)—Vistas Media Acquisition Company Inc. (NASDAQ:VMACU) (“VMAC” or the “Company”) announced the closing today of its initial public offering (“IPO”) of 10,000,000 units at a price to the public of $10.00 per unit. The units began trading on The NASDAQ Capital Market (“NASDAQ”) under the symbol “VMACU” on August 7, 2020. Each unit issued in the IPO consists of one share of Class A common stock and one warrant to acquire one share of Class A common stock at an exercise price of $11.50 per share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be traded on NASDAQ under the symbols “VMAC” and “VMACW,” respectively.

I-Bankers Securities, Inc. is the sole book-running manager and Earlybird Capital is the co-manager for the IPO. VMAC has granted the underwriters a 30-day option to purchase up to 1,500,000 additional units at the IPO price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from I-Bankers Securities, Inc. at 535 5th Ave., 4th Floor, New York, NY 10017.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on August 6, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About VMAC

VMAC, led by CEO F. Jacob Cherian and Co-Founders Abhayanand Singh and Saurabh Gupta, is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities in the Global Media and Entertainment sector. The Company intends to identify a target business in the Global Media & Entertainment sector.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Vistas Media Acquisition Company Inc.

30 Wall Street, 8th Floor

New York NY 10005

FJC@vmac.media

Attn:

F. Jacob Cherian, CEO